UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. ___)*

Catalyst Paper Corporation
(Name of Issuer)

Common Shares
(Title of Class of Securities)

14889B102
(CUSIP Number)

May 28, 2014
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed.
☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 14889B102	SCHEDULE 13G	Page 2 of 20

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON OCM Luxembourg VOF Sarl
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Luxembourg
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 802,772 (1)
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER 802,772 (1)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 802,772 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.5% (2)
12	TYPE OF REPORTING PERSON OO

(1)	In its capacity as the direct owner of 802,772 common shares of the Issuer (“Common Shares”).

(2)
All calculations of percentage ownership are based on a total of 14,527,571 Common Shares issued and outstanding as of May 6, 2014, as reported on the Issuer’s 2014 First Quarter Report incorporated as Exhibit 99.1 to the Issuer’s Report of Foreign Private Issuer on Form 6-K, filed with the Securities and Exchange Commission on May 9, 2014.

CUSIP No. 14889B102	SCHEDULE 13G	Page 3 of 20

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Oaktree Value Opportunities Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 802,772 (1)
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER 802,772 (1)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 802,772 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.5%
12	TYPE OF REPORTING PERSON PN

(1)	Solely in its capacity as the sole shareholder of OCM Luxembourg VOF Sarl.

CUSIP No. 14889B102	SCHEDULE 13G	Page 4 of 20

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Oaktree Value Opportunities Fund GP, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 802,772 (1)
	6	SHARED VOTING POWER None
	7	None SOLE DISPOSITIVE POWER 802,772 (1)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 802,772 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.5%
12	TYPE OF REPORTING PERSON PN

(1)	Solely in its capacity as the general partner of Oaktree Value Opportunities Fund, L.P.

CUSIP No. 14889B102	SCHEDULE 13G	Page 5 of 20

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Oaktree Value Opportunities Fund GP Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 802,772 (1)
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER 802,772 (1)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 802,772 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.5%
12	TYPE OF REPORTING PERSON OO

(1)	Solely in its capacity as the general partner of Oaktree Value Opportunities Fund GP, L.P.

CUSIP No. 14889B102	SCHEDULE 13G	Page 6 of 20

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Oaktree Fund GP I, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 802,772 (1)
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER 802,772 (1)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 802,772 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.5%
12	TYPE OF REPORTING PERSON PN

(1)	Solely in its capacity as the sole shareholder of Oaktree Value Opportunities Fund GP Ltd.

CUSIP No. 14889B102	SCHEDULE 13G	Page 7 of 20

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Oaktree Capital I, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 802,772 (1)
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER 802,772 (1)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 802,772 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.5%
12	TYPE OF REPORTING PERSON PN

(1)	Solely in its capacity as the general partner of Oaktree Fund GP I, L.P.

CUSIP No. 14889B102	SCHEDULE 13G	Page 8 of 20

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON OCM Holdings I, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 802,772 (1)
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER 802,772 (1)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 802,772 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.5%
12	TYPE OF REPORTING PERSON OO

(1)	Solely in its capacity as the general partner of Oaktree Capital I, L.P.

CUSIP No. 14889B102	SCHEDULE 13G	Page 9 of 20

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Oaktree Holdings, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 802,772 (1)
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER 802,772 (1)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 802,772 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.5%
12	TYPE OF REPORTING PERSON OO

(1)	Solely in its capacity as the managing member of OCM Holdings I, LLC.

CUSIP No. 14889B102	SCHEDULE 13G	Page 10 of 20

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Oaktree Capital Management, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 802,772 (1)
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER 802,772 (1)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 802,772 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.5%
12	TYPE OF REPORTING PERSON PN

(1)	Solely in its capacity as the sole director of Oaktree Value Opportunities Fund GP Ltd.

CUSIP No. 14889B102	SCHEDULE 13G	Page 11 of 20

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Oaktree Holdings, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 802,772 (1)
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER 802,772 (1)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 802,772 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.5%
12	TYPE OF REPORTING PERSON CO

(1)	Solely in its capacity as the general partner of Oaktree Capital Management, L.P.

CUSIP No. 14889B102	SCHEDULE 13G	Page 12 of 20

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Oaktree Capital Group, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 802,772 (1)
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER 802,772 (1)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 802,772 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.5%
12	TYPE OF REPORTING PERSON OO

(1)	Solely in its capacity as the managing member of Oaktree Holdings, LLC and as the sole shareholder of Oaktree Holdings, Inc.

CUSIP No. 14889B102	SCHEDULE 13G	Page 13 of 20

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Oaktree Capital Group Holdings GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 802,772 (1)
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER 802,772 (1)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 802,772 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.5%
12	TYPE OF REPORTING PERSON OO

(1)	Solely in its capacity as the duly elected manager of Oaktree Capital Group, LLC.

CUSIP No. 14889B102	SCHEDULE 13G	Page 14 of 20

ITEM 1.	(a)	Name of Issuer:
Catalyst Paper Corporation (the “Issuer”)

	(b)	Address of Issuer’s Principal Executive Offices:
2nd Floor, 3600 Lysander Lane Richmond, British Columbia, Canada V7B 1C3

ITEM 2.	(a)-(c)	Name of Person Filing; Address of Principal Business Office; Citizenship:

This Schedule 13G is filed jointly by each of the following persons (collectively, the “Reporting Persons”), pursuant to a joint filing agreement attached hereto as Exhibit 1:

(1)    OCM Luxembourg VOF Sarl, a Luxembourg société à responsabilité limitée (“OCM Luxembourg”), in its capacity as the direct owner of 802,772 Common Shares;
(2)    Oaktree Value Opportunities Fund, L.P., a Cayman Islands exempted limited partnership (“VOF”), in its capacity as the sole shareholder of OCM Luxembourg;
(3)    Oaktree Value Opportunities Fund GP, L.P., a Cayman Islands exempted limited partnership (“VOF GP”), in its capacity as the general partner of VOF;
(4)    Oaktree Value Opportunities Fund GP Ltd., a Cayman Islands exempted company (“VOF GP Ltd.”), in its capacity as the general partner of VOF GP;
(5)    Oaktree Fund GP I, L.P., a Delaware limited partnership (“GP I”), in its capacity as the sole shareholder of VOF GP Ltd.;
(6)    Oaktree Capital I, L.P., a Delaware limited partnership (“Capital I”), in its capacity as the general partner of GP I;
(7)    OCM Holdings I, LLC, a Delaware limited liability company (“Holdings I”), in its capacity as the general partner of Capital I;
(8)    Oaktree Holdings, LLC, a Delaware limited liability company (“Holdings”), in its capacity as the managing member of Holdings I;
(9)    Oaktree Capital Management, L.P., a Delaware limited partnership (“Management”), in its capacity as the sole director of VOF GP Ltd.;
(10)  Oaktree Holdings, Inc., a Delaware corporation (“Holdings Inc.”), in its capacity as the general partner of Management;
(11)  Oaktree Capital Group, LLC, a Delaware limited liability company (“OCG”), in its capacity as the managing member of Holdings and the sole shareholder of Holdings Inc.; and
(12)  Oaktree Capital Group Holdings GP, LLC, a Delaware limited liability company (“OCGH GP”), in its capacity as the duly elected manager of OCG.

The principal business address of each of the Reporting Persons is 333 S. Grand Avenue, 28th Floor, Los Angeles, CA 90071.

	(d)	Title of Class of Securities:
Common shares, no par value ( “Common Shares”)

	(e)	CUSIP Number:
14889B102

ITEM 3.	IF THIS STATEMENT IS FILED PURSUANT TO §240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

	(a)	[__] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o)
	(b)	[__] Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c)
	(c)	[__] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c)
	(d)	[__] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8)

CUSIP No. 14889B102	SCHEDULE 13G	Page 15 of 20

	(e)	[__] An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E)
	(f)	[__] An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);
	(g)	[__] A Parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G);
	(h)	[__] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813)
	(i)	[__] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)
	(j)	[__] A non-U.S. institution in accordance with §240.13d-1(b)(1)(ii)(J);
	(k)	[__] Group, in accordance with §240.13d-1(b)(1)(ii)(J).

ITEM 4.	OWNERSHIP

(a)-(c)
Amount beneficially owned; percent of class; number of shares as to which such person has sole or shared power to vote or to direct the vote or sole or shared power to dispose or to direct the disposition of:

OCM Luxembourg directly holds 802,772 Common Shares, constituting 5.5% of the Common Shares issued and outstanding, and has the sole power to vote and dispose of such units.

VOF, in its capacity as the sole shareholder of OCM Luxembourg, has the ability to appoint and remove the managers and direct the management of the business of OCM Luxembourg.  As such, VOF has the power to direct the decisions of OCM Luxembourg regarding the vote and disposition of securities held by OCM Luxembourg; therefore, VOF may be deemed to have indirect beneficial ownership of the Common Shares held by OCM Luxembourg.

VOF GP, in its capacity as the general partner of VOF, has the ability to direct the management of VOF’s business, including the power to vote and dispose of securities held by OCM Luxembourg; therefore, VOF GP may be deemed to have indirect beneficial ownership of the Common Shares held by OCM Luxembourg.

VOF GP Ltd., in its capacity as the general partner of VOF GP, has the ability to direct the management of VOF GP’s business, including the power to direct the decisions of VOF GP regarding the vote and disposition of securities held by OCM Luxembourg; therefore, VOF GP Ltd. may be deemed to have indirect beneficial ownership of the Common Shares held by OCM Luxembourg.

GP I, in its capacity as the sole shareholder of VOF GP Ltd., has the ability to appoint and remove the directors and direct the management of the business of VOF GP Ltd.  As such, GP I has the power to direct the decisions of VOF GP Ltd. regarding the vote and disposition of securities held by OCM Luxembourg; therefore, GP I may be deemed to have indirect beneficial ownership of the Common Shares held by OCM Luxembourg.

Capital I, in its capacity as the general partner of GP I, has the ability to direct the management of GP I’s business, including the power to direct the decisions of GP I regarding the vote and disposition of securities held by OCM Luxembourg; therefore, Capital I may be deemed to have indirect beneficial ownership of the Common Shares held by OCM Luxembourg.

Holdings I, in its capacity as the general partner of Capital I, has the ability to direct the management of Capital I’s business, including the power to direct the decisions of Capital I regarding the vote and disposition of securities held by OCM Luxembourg; therefore, Holdings may be deemed to have indirect beneficial ownership of the Common Shares held by OCM Luxembourg.

Holdings, in its capacity as the managing member of Holdings I, has the ability to direct the management of Holdings I’s business, including the power to direct the decisions of Holdings I regarding the vote and disposition of securities held by OCM Luxembourg; therefore, Holdings I may be deemed to have indirect beneficial ownership of the Common Shares held by OCM Luxembourg.

CUSIP No. 14889B102	SCHEDULE 13G	Page 16 of 20

Management, in its capacity as the sole director of VOF GP Ltd., has the ability to direct the management of VOF GP Ltd.’s business, including the power to direct the decisions of VOF GP Ltd. regarding the vote and disposition of securities held by OCM Luxembourg; therefore, Management may be deemed to have indirect beneficial ownership of the Common Shares held by OCM Luxembourg.

Holdings Inc., in its capacity as the general partner of Management, has the ability to direct the management of Management’s business, including the power to direct the decisions of Management regarding the vote and disposition of securities held by OCM Luxembourg; therefore, Holdings Inc. may be deemed to have indirect beneficial ownership of the Common Shares held by OCM Luxembourg.

OCG, in its capacity as the sole shareholder of Holdings Inc., has the ability to appoint and remove directors of Holdings, Inc. and, as such, may indirectly control the decisions of Holdings Inc. regarding the vote and disposition of securities held by OCM Luxembourg.  Additionally, OCG, in its capacity as the managing member of Holdings, has the ability to direct the management of Holdings’ business, including the power to direct the decisions of Holdings regarding the vote and disposition of securities held by OCM Luxembourg; therefore, OCG may be deemed to have indirect beneficial ownership of the Common Shares held by OCM Luxembourg.

OCGH GP, in its capacity as the duly appointed manager of OCG, has the ability appoint and remove directors of OCG and, as such, may indirectly control the decisions of OCG regarding the vote and disposition of securities held by OCM Luxembourg; therefore, OCGH GP may be deemed to have indirect beneficial ownership of the Common Shares held by OCM Luxembourg.

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Not applicable.

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not applicable.

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not applicable.

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP

Not applicable.

ITEM 10.	CERTIFICATIONS.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquire and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

CUSIP No. 14889B102	SCHEDULE 13G	Page 17 of 20

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  June 9, 2014

OCM LUXEMBOURG VOF SARL

By:	/s/ Figen Eren
Name:	Figen Eren
Title:	Manager

By:	/s/ Jabir Chakib
Name:	Jabir Chakib
Title:	Manager

OAKTREE VALUE OPPORTUNITIES FUND, L.P.

By:	Oaktree Value Opportunities Fund GP, L.P.
Its:	General Partner

By:	Oaktree Value Opportunities Fund GP Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Assistant Vice President

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Managing Director

CUSIP No. 14889B102	SCHEDULE 13G	Page 18 of 20

OAKTREE VALUE OPPORTUNITIES FUND GP, L.P.

By:	Oaktree Value Opportunities Fund GP Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Assistant Vice President

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Managing Director

OAKTREE VALUE OPPORTUNITIES FUND GP LTD.

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Assistant Vice President

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Managing Director

OAKTREE FUND GP I, L.P.

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Authorized Signatory

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Authorized Signatory

OAKTREE CAPITAL I, L.P.

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Assistant Vice President

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Managing Director

CUSIP No. 14889B102	SCHEDULE 13G	Page 19 of 20

OCM HOLDINGS I, LLC

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Assistant Vice President

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Managing Director

OAKTREE HOLDINGS, LLC

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Assistant Vice President

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Managing Director

OAKTREE CAPITAL MANAGEMENT, L.P.

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Assistant Vice President

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Managing Director

OAKTREE HOLDINGS, INC.

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Assistant Vice President

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Managing Director

OAKTREE CAPITAL GROUP, LLC

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Assistant Vice President

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Managing Director

CUSIP No. 14889B102	SCHEDULE 13G	Page 20 of 20

OAKTREE CAPITAL GROUP HOLDINGS GP, LLC

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Assistant Vice President

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Managing Director

JOINT FILING AGREEMENT

Pursuant to Rule 13(d)-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, each of the undersigned acknowledges and agrees that the foregoing statement on this Schedule 13G is filed on behalf of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of the undersigned without the necessity of filing additional joint acquisition statements.  Each of the undersigned acknowledges that it shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

Dated as of June 9, 2014.

OCM LUXEMBOURG VOF SARL

By:	/s/ Figen Eren
Name:	Figen Eren
Title:	Manager

By:	/s/ Jabir Chakib
Name:	Jabir Chakib
Title:	Manager

OAKTREE VALUE OPPORTUNITIES FUND, L.P.

By:	Oaktree Value Opportunities Fund GP, L.P.
Its:	General Partner

By:	Oaktree Value Opportunities Fund GP Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Assistant Vice President

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Managing Director

OAKTREE VALUE OPPORTUNITIES FUND GP, L.P.

By:	Oaktree Value Opportunities Fund GP Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Assistant Vice President

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Managing Director

OAKTREE VALUE OPPORTUNITIES FUND GP LTD.

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Assistant Vice President

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Managing Director

OAKTREE FUND GP I, L.P.

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Authorized Signatory

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Authorized Signatory

OAKTREE CAPITAL I, L.P.

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Assistant Vice President

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Managing Director

OCM HOLDINGS I, LLC

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Assistant Vice President

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Managing Director

OAKTREE HOLDINGS, LLC

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Assistant Vice President

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Managing Director

OAKTREE CAPITAL MANAGEMENT, L.P.

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Assistant Vice President

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Managing Director

OAKTREE HOLDINGS, INC.

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Assistant Vice President

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Managing Director

OAKTREE CAPITAL GROUP, LLC

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Assistant Vice President

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Managing Director

OAKTREE CAPITAL GROUP HOLDINGS GP, LLC

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Assistant Vice President

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Managing Director